Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

QUICKSILVER RESOURCES ANNOUNCES WINNING BID
FOR SALE OF CERTAIN U.S. ASSETS
FORT WORTH, TEXAS (January 23, 2016) - Quicksilver Resources Inc. (OTC Pink: KWKAQ) and its U.S. subsidiaries announced today that they have successfully completed a Bankruptcy Court-approved auction for their U.S. oil and gas assets located primarily in the Barnett Shale in the Fort Worth basin of North Texas as well as assets in the Delaware basin in West Texas, which are concentrated in Pecos County, Texas and to a lesser extent Crockett and Upton Counties, Texas. The completion of the auction follows a months-long marketing process of all of Quicksilver's and its U.S. subsidiaries' U.S. assets that began in September 2015. At the auction, which was held on January 20 and 21, 2016, Quicksilver and its U.S. subsidiaries declared an all-cash bid from BlueStone Natural Resources II, LLC in the amount of $245 million the highest or otherwise best bid for the oil and gas assets, and the successful bid.
Regarding the outcome of the auction, Glenn Darden, President and CEO of Quicksilver, said, "We believe that the marketing and sales process was thorough and resulted in a successful outcome. This sale maximizes value for the benefit of our creditors in the face of difficult market conditions."
Quicksilver and BlueStone executed the asset purchase agreement for the sale of the oil and gas assets on January 22, 2016. Quicksilver and its U.S. subsidiaries will seek final approval for the sale from the United States Bankruptcy Court for the District of Delaware on January 27, 2016. Quicksilver and its U.S. subsidiaries intend to continue normal operations pending the consummation of the sale.
Quicksilver and its U.S. subsidiaries filed voluntary petitions under chapter 11 of title 11 of the United States Code on March 17, 2015, in the United States Bankruptcy Court for the District of Delaware. The chapter 11 cases are being jointly administered under the case number 15-10585. Quicksilver's Canadian subsidiaries were not included in the chapter 11 filing and are not subject to the requirements of the Bankruptcy Code. The assets of Quicksilver's Canadian subsidiaries are not included in this sale, and the sale process for those assets remains ongoing.
For access to Court documents related to the chapter 11 cases, please visit www.gardencitygroup.com/cases/kwk or call (877) 940-2410.
The Company's legal advisors are Akin Gump Strauss Hauer & Feld LLP in the U.S. and Bennett Jones LLP in Canada. Houlihan Lokey Capital, Inc. is serving as financial advisor.

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About Quicksilver Resources
Fort Worth, Texas-based Quicksilver is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is quoted on the OTC Pink marketplace under the symbol "KWKAQ." For more information about Quicksilver Resources, visit www.qrinc.com.
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Investor & Media Contact:
David Erdman
817-665-4023
IR@qrinc.com